Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This first amendment to employment agreement (the “Amendment”) is made and entered into as of February 9, 2026, by and between DNA X, Inc. (formerly known as Sonim Technologies, Inc.), a Delaware corporation, (the “Company”), and Michael Mulica (“Executive” and, together with the Company, the “Parties”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated as of October 16, 2025 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Agreement.

2. Title. Section 2.A.(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

(i)	“During the Term, the Executive shall serve as the Company’s Acting Chief Executive Officer (the “Position”), reporting to the Board of directors of the Company (the “Board”), and shall perform such duties and have such responsibilities and authority as are assigned to the Executive by the Board.”

3. Base Salary. Section 2.A.(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(ii)	“Retroactively, as of January 30, 2026, for the additional executive role, the Company shall pay the Executive an annual rate base salary of $450,000 in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly (the “Base Salary”).”

4. RSU Award. The Agreement is hereby amended to add the following as new Section 2.B.(iii):

(iii)	“RSU Award. Upon execution of this Amendment, the Executive shall be awarded 50,000 restricted stock units (“RSUs”) under the Sonim Technologies, Inc. 2019 Equity Incentive Plan or any successor plan (the “EIP”) (the “2026 RSU Award”). Subject to the terms of the EIP and the applicable award agreement, the 2026 RSU Award shall vest in equal monthly installments over a one-year period, with the first installment vesting on the one-month anniversary of the grant date and each subsequent installment vesting on each monthly anniversary thereafter, subject to the Executive’s continued service through each applicable vesting date.”

5. COBRA Benefits. Section 4(a) of the Agreement is hereby amended to add the following as new subsection (v) at the end thereof:

(v)	if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s dependents. Such reimbursement shall be paid to Executive on the first (1st) of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12) month anniversary of the Date of Termination; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source.

6. No Other Amendments. This Amendment does not supersede the terms and conditions of the Employment Agreement, except to the extent expressly described herein.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment on the day and year first above written.

DNA X, Inc.

/s/ Clay Crolius
Name:	Clay Crolius
Title:	Chief Financial Officer

/s/ Michael Mulica
Michael Mulica